AMENDED AND RESTATED

APPENDIX B

CUSTODY AGREEMENT

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated July 6, 2017 with UMB Bank, n.a. (“Custodian”) and RENN Fund, Inc., and agree to be bound by all the terms and conditions contained in said Agreement:

RENN Fund, Inc.
The RENN Fund, Inc. (Cayman)

Executed on this 15th day of March, 2018.

RENN FUND, INC. & THE RENN FUND, INC. (CAYMAN)

Attest:	By:

	Name:	Jay Kesslen

	Title:	Vice President/Director

	Date:	19 March 2018

UMB BANK, N.A.

Attest:	By:

	Name:	Peter Bergman

	Title:	Vice President

	Date:	3/19/2018

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